Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F- 4 of our report dated March 8, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 20-F of TAM S.A., TAM Linhas Aéreas S.A. and TAM Capital Inc. (together “TAM”) for the year ended December 31, 2011.

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated March 8, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting of TAM S.A., which appears in such Registration Statement.

We also consent to the reference to us under the headings “Experts” and “Selected Financial Data of TAM” in such Registration Statement.

/s/ PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers Auditores Independentes

São Paulo, Brazil

April 24, 2012